FIRST AMENDMENT TO
AGREEMENT FOR THE PURCHASE AND SALE OF REAL PROPERTY

This First Amendment to Agreement for the Purchase and Sale of Real Property (this “Amendment”) is made and entered into this 27th day of May, 2010, between CNL RETIREMENT DAS POCATELLO ID, LP, a Delaware limited partnership (“Seller”), and GRUBB & ELLIS EQUITY ADVISORS, LLC, a Delaware limited liability company, or its assignee (“Purchaser”).

A. Seller and Purchaser are parties to that certain Agreement for the Purchase and Sale of Real Property dated April 27, 2010 (the “Agreement”).

B. Purchaser and Seller desire to amend the Agreement in accordance with the terms and conditions hereinafter set forth.

C. For purposes hereof, all defined terms in the Amendment shall have the same meanings herein as given such terms in the Agreement.

For and in consideration of the above premises, the mutual promises and covenants herein contained, and for other good and valuable consideration, the parties hereto agree as follows:

1. Review of Updated Survey. Notwithstanding anything in the Agreement to the contrary, Purchaser shall have until June 9, 2010 (regardless of when the Updated Survey is actually received by Purchaser) to review the Updated Survey and to deliver in writing to Seller such objections to the Updated Survey as Purchaser may have to those matters set forth on the Updated Survey and not disclosed in the Existing Survey and which materially and adversely affect the use of the Property as a medical office building or which would materially and adversely affect the financial viability of the Property. If no such written objections are delivered by Purchaser to Seller within said period, the matters shown on the Updated Survey shall be deemed to be approved by Purchaser. Seller shall, at Seller’s sole cost and expense, prior to the Closing Date, satisfy any objections with respect to which Purchaser delivered written notice in accordance with the foregoing, and provide to Purchaser such endorsements to the Title Commitment as are necessary to delete such matters objected to by Purchaser. If Seller fails to cure such objections, Purchaser may elect as its sole remedy to (a) terminate the Agreement with the Deposit plus interest being returned to Purchaser, or (b) accept such title as Seller can deliver, with no reduction in the Purchase Price other than with respect to Monetary Liens.

2. Limited Modification. Except as expressly modified above, the terms and conditions of the Agreement shall remain in full force and effect, the terms of which are hereby ratified and confirmed by Purchaser and Seller.

3. Counterparts. A facsimile or emailed PDF of a duly executed counterpart of this Amendment shall be sufficient to evidence the binding agreement of the terms of this Amendment; provided, however, any signatory to such facsimile or emailed counterpart of this Amendment shall promptly thereafter deliver an original executed counterpart copy of this Amendment to the other party to this Amendment.

Purchaser and Seller have executed this Amendment as of the date set forth above.

CNL RETIREMENT DAS POCATELLO ID, LP,
a Delaware limited partnership

By: CNL Retirement DAS Pocatello ID GP, LLC,
a Delaware limited liability company,
its sole general partner

By: The DASCO Companies, LLC,

a Florida limited liability company,

manager of sole general partner

By: /s/ Malcolm S. Sina
Name: Malcolm S. Sina
Title: Authorized Representative
Date: 4/23/2010

PURCHASER:

GRUBB & ELLIS EQUITY ADVISORS, LLC,

a Delaware limited liability company

By: /s/ Andrea R. Biller
Name: Andrea R. Biller
Title: Executive Vice President